Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries, Inc. Announces Effectiveness and Terms for Rights Offering to Shareholders

November 27, 2017	NASDAQ: SMIT

Portland, OR. – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced that its registration statement for its previously announced rights offering was declared effective by the Securities and Exchange Commission (the “SEC”) on November 27, 2017.

Under the terms of the rights offering, the Company will distribute, at no charge, to holders of its outstanding Common Stock nontransferable subscription rights to purchase additional shares of its Common Stock. Each shareholder will receive one subscription right for each share of Common Stock owned as of 5:00 p.m., Eastern Time, on November 27, 2017, the record date. Each subscription right will entitle the holder to purchase one-third of a share of the Company’s Common Stock at a subscription price of $2.50 per whole share. If all of the basic subscription rights are exercised, the total purchase price of the shares offered in the rights offering will be approximately $2,496,590.

The rights offering also includes an over-subscription right, which entitles a shareholder who exercises its basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) the right to purchase, at the same subscription price of $2.50 per whole share, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability and pro rata allocation of shares among persons exercising this oversubscription privilege.

Representatives of the Teton Westwood Mighty Mites Fund (the “Fund”), a current shareholder of the Company, have informed us that the Fund intends to exercise its basic subscription rights in full and its over-subscription rights up to the remaining full amount of the offering. No other shareholders have indicated to us whether they will exercise subscription rights in the rights offering.

The Company intends to use the net proceeds from the rights offering for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across the Company’s three product lines.

The Company also announced that the mailing of offering materials to shareholders is expected to begin by 5:00 p.m., Eastern Time, on December 5, 2017 and that the subscription period will expire at 5:00 p.m., Eastern Time, on December 20, 2017. The Company may, in its sole discretion, extend the expiration of the offering period for shareholders.

The Company has filed a registration statement on Form S-1 (including a prospectus) (File No. 333-221319; as amended, the “Registration Statement”). Before investing, please read the prospectus included in the Registration Statement, including any amendments thereto and any information incorporated by reference therein, and other document the Company has filed with the SEC for more complete information about the Company and the rights offering.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, the subscription rights or the underlying Common Stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offering will be made only by means of a prospectus which is part of the Registration Statement filed with the SEC.

About Schmitt Industries

Schmitt Industries, Inc., an Oregon corporation, designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For

the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and measurement products that accurately measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE:

2765 NW NICOLAI ST. ● PORTLAND, OREGON 97210 ● 503/227-7908 ● FAX 503/223-1258

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